UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2024

22nd Century Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-36338	98-0468420
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

321 Farmington Road, Mocksville, North Carolina	27028
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code: (716) 270-1523

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, $0.00001 par value	XXII	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 1.01	Entry into a Material Definitive Agreement.

Senior Secured Credit Facility

As previously disclosed on December 28, 2023, the Company entered into that certain Amendment Agreement (the “Amendment Agreement”) to that certain Securities Purchase Agreement dated March 3, 2023 (the “JGB SPA”) and debentures (the “Debentures”) with JGB Partners, LP (“JGB Partners”), JGB Capital, LP (“JGB Capital”) and JGB Capital Offshore Ltd. (“JGB Offshore” and collectively with JGB Partners and JGB Capital, the “Holders”) and JGB Collateral, LLC, as collateral agent for the Holders (the “Agent”).

On April 8, 2024, the Company, the Holders and the Agent entered into that certain Letter Agreement to modify the terms of the Amendment Agreement, the JGB SPA and the Debentures, as amended.

Under the terms of the Letter Agreement, the Holders are permitted to convert their debt to common stock at anytime and the Conversion Price (as defined in the Debentures) at which the Holders may convert the principal amount of their Debentures to the Company’s common stock is reduced to $2.14 per share in accordance with applicable Nasdaq rules. The principal amount of the Debentures converted shall be applied to the Monthly Allowance (as defined in the Debentures) for that month, and any excess shall be applied to the Monthly Allowances for the succeeding months. The conversions will be a dollar for dollar reduction of the remaining outstanding obligation owed to the Holders. The Agent and Holders have also agreed to daily limits on trading volume and minimum conversion amounts.

The provisions in Section 3(c)(i) of the Debentures requiring 20% of any equity issuances to be paid to the Holders shall be suspended for 20 days.

A copy of the Letter Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Securities Purchase Agreement

On April 8, 2024, the Company and certain investors (the “Investors”) entered into a securities purchase agreement (the “Securities Purchase Agreement”) relating to the issuance and sale of shares of common stock (or pre-funded warrants in lieu of common stock) pursuant to a registered direct offering and a private placement of warrants to purchase shares of common stock (collectively, the “Offering”). The Investors are expected to purchase approximately $4.2 million of shares and warrants, consisting of an aggregate of 1,855,000 shares of common stock, pre-funded warrants to purchase 125,000 shares of common stock and warrants to purchase 1,980,000 shares of common stock, at a purchase price of $2.14 per share and accompanying warrant. The warrants are exercisable after the Stockholder Approval Date (as defined in the Securities Purchase Agreement) at an exercise price of $2.14 per share of common stock, expire on the date that is five (5) years after the Stockholder Approval Date and are subject to adjustment in certain circumstances, including upon any subsequent equity sales at a price per share lower than the then effective exercise price of such warrants, then such exercise price shall be lowered to such price at which the shares were offered. The pre-funded warrants are exerciseable immediately upon issuance at an execise price of $0.00001. The Offering is expected to close on April 9, 2024, subject to customary closing conditions.

The Securities Purchase Agreement provides that, subject to certain exceptions, until 30 days after the closing of the Offering, neither the Company nor any of its subsidiaries will issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of common stock or common stock equivalents. The Securities Purchase Agreement also provides that the Investors purchasing over $500,000 of shares and accompanying warrants in the Offering have a right of participation in future equity or equity linked offerings by the Company for 12 months following the Closing Date (as defined in the Securities Purchase Agreement).

The Securities Purchase Agreement provides that, subject to certain exceptions, for a period of one year following the closing of the Offering, the Company will be prohibited from effecting or entering into an agreement to effect any issuance by the Company or any of its subsidiaries of common stock or common stock equivalents (or a combination of units thereof) involving a variable rate transaction, which generally includes any transaction in which the Company (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of common stock either (A) at a conversion price or exchange rate that is based upon and/or varies with the trading prices of or quotations for the shares of common stock at any time after the initial issuance of such securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the common stock or (ii) enters into any agreement, whereby the Company may issue securities at a future determined price.

The net proceeds to the Company expected from the Offering, after deducting the fees of Dawson James Securities, Inc. (the “Placement Agent”) and the Company’s estimated offering expenses, are expected to be approximately $3.9 million.

The common stock and pre-funded warrants (and shares issuable upon exercise of the pre-funded warrants) will be offfered and sold pursuant to the Company’s Registration Statement on Form S-3 (Registration No. 333-270473) previously filed with the Securities and Exchange Commission and declared effective on March 31, 2023, the base prospectus included therein and a related prospectus supplement to be filed. The warrants and shares issuable upon conversion are being issued in a private placement and were exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(a)(2) thereof as a transaction not involving a public offering and/or Rule 506 of Regulation D promulgated thereunder. The Company has agreed to file a registration statement on Form S-3 (or other appropriate form if the Company is not then S-3 eligible) providing for the resale by the Investors of the shares issued and issuable upon exercise of the warrants within 10 trading days of the date of the Securities Purchase Agreement.

The shares issuable upon exercise of the warrants will be subject to stockholder approval. The Company has agreed to hold an annual or special meeting of stockholders within 90 days following the Closing Date (as defined in the Securities Purchase Agreement) to have stockholders approve the issuance of the shares of common stock underlying the warrants pursuant to applicable Nasdaq rules.

The Company agreed to pay the Placement Agent a cash fee of 6.0% of the gross proceeds from the Offering, an additional 6.0% cash fee of any cash exercise of the warrants and to reimburse the Placement Agent for its expenses, including the reimbursement of legal fees up to an aggregate of $50,000. The engagement agreement with the Placement Agent is exclusive until April 7, 2025 (excluding non-convertible debt) and requires the Company to indemnify the Placement Agent and certain of its affiliates against certain customary liabilities.

Item 3.02	Unregistered Sales of Equity Securities.

The information required by this item with respect to the shares issuable upon conversion of the amended Debentures and the warrants in the Offering is set forth in Item 1.01 of this Current Report and is incorporated herein by reference.

Item 5.02(e)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Leadership Transition

On April 6, 2024, Hugh Kinsman, the Company’s Chief Financial Officer, provided notice that he is resigning from such position effective June 1, 2024. Mr. Kinsman’s departure is not due to a conflict or disagreement with the Company or the Company’s operations, policies or procedures.

Appointment of New Chief Financial Officer

On April 6, 2024, the Board of Directors of the Company approved the appointment of Daniel Otto as its Chief Financial Officer, effective immediately.

Mr. Otto, age 34, has served as the Company’s Corporate Controller since July 2022 where he was responsible for accounting, SEC external reporting, treasury, tax and other finance management functions. Prior to joining the Company, Mr. Otto served as a Senior Manager at Deloitte & Touche LLP providing audit and accounting advisory services to public companies, ranging from small to large cap issuers, for over ten years. Mr. Otto is also a certified public accountant.

Mr. Otto received his Master’s in Business Administration and B.A. in Accounting from Niagara University.

In connection with his appointment, the Board of Directors approved an increase in his base salary to $315,000. In addition, Mr. Otto will be continue to be eligible to participate in the Company’s benefit programs and will be entitled to benefits consistent with those provided to other senior executives of the Company and any other benefits that the Committee may, in its sole discretion, elect to grant him from time to time. The Company and Mr. Otto previously agreed to mutually terminate his Employment Agreement. The termination will have no impact on Mr. Otto’s employment with the Company and Mr. Otto will continue to work on at-will basis.

There are no family relationships between Mr. Otto and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer. Additionally, there have been no transactions involving Mr. Otto that would require disclosure under Item 404(a) of Regulation S-K.

Appointment of New General Counsel

On April 6, 2024, the Board of Directors also appointed Jonathan Staffeldt as the Company’s General Counsel effective immediately. Mr. Staffeldt, age 42, has served as Deputy General Counsel of the Company since January 2023. Prior to that, Mr. Staffeldt was Chief Legal Officer of GVB Biopharma, the former subsidiary of the Company that was acquired in May 2022, and served in that role since September 2019. Mr. Staffeldt was previously in private practice with significant experience in corporate, mergers and acquisitions, and litigation.

Mr. Staffeldt received his B.S. in Accounting from the University of Southern California and his Juris Doctorate from the University of California Los Angeles.

In connection with his appointment, the Board approved an increase in his base salary to $315,000. The Company and Mr. Staffeldt previously agreed to mutually terminate the Employment Agreement. The termination will have no impact on Mr. Staffeldt’s employment with the Company and Mr. Staffeldt will continue to work on at-will basis.

There are no family relationships between Mr. Staffeldt and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer. Additionally, there have been no transactions involving Mr. Staffeldt that would require disclosure under Item 404(a) of Regulation S-K.

Item 9.01(d):	Financial Statements and Exhibits.

Exhibit 10.1	Letter Agreement with JGB
Exhibit 104	Cover Page Interactive Data File - The cover page XBRL tags are embedded within the inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

22nd Century Group, Inc.

/s/ Lawrence Firestone
Date: April 8, 2024	Lawrence Firestone
Chief Executive Officer